Exhibit 99.1

News Release
Contact Dianne VanBeber Vice President, Investor Relations and Communications dianne.vanbeber@intelsat.com +1 202 944 7406

Intelsat Announces Intelsat 22 Satellite to Provide Incremental Capacity in High-demand Regions

Pembroke, Bermuda, 27 April 2009

Intelsat Ltd., the world’s leading provider of fixed satellite services, announced today its plan to add a new satellite to its global fleet. The Intelsat 22 satellite is expected to be launched in Q1 2012, and will serve at the 72° East longitude orbital location over the Indian Ocean region.

The design of the Intelsat 22 payload is optimized to address high growth service areas, to provide continuity of services and to support Intelsat’s strategic initiatives. The satellite will supply 48 C- and 24 Ku-band 36 MHz equivalent transponders to network services and media customers in Africa, Asia, Europe and the Middle East, providing incremental capacity for commercial and government applications. The Intelsat 22 satellite will feature custom-tailored beams to meet traffic patterns in these high-demand regions including C-band capacity for Africa and Asia, and an ability to cross-connect between the two regions. Its Ku-band payload will provide coverage of the Middle East and East Africa, with connectivity into Europe. The Ku-band payload will include a mobility beam bridging South East Asia, the Indian Ocean and the coastline of Africa that will support Intelsat’s global mobility strategy for maritime and aeronautical applications.

The Intelsat 22 satellite will also host a specialized UHF payload for the Australian Defence Force, as announced separately today. Boeing Space and Intelligence Systems will manufacture the satellite. The launch provider has not yet been announced.

Intelsat Executive Vice President of Global Sales and Marketing Stephen Spengler commented, “Intelsat continues to see strong growth in the Africa and Middle East regions and for connectivity between Asia and Africa. The 72º East longitude orbital location is ideal for addressing these requirements and for delivering follow on capacity for our network services and government customers operating in these regions and the satellite’s design will allow us to further progress our global maritime strategy.”

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For more than 40 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended 31 December 2008 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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